Exhibit 16

September 23, 2014

Securities and Exchange Commission
100 F Street
Washington D.C. 20549

Ladies and Gentlemen:

We have read the Company’s statements included under the heading Change in Accountants in the Form S-1, as filed on September 10, 2014, of MW Bancorp, Inc. (the “Company”) with the Securities & Exchange Commission, and we agree with such statements as they relate to our firm.  We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form S-1 filed on September 10, 2014.

/s/ BKD, LLP
Cincinnati, Ohio